Exhibit 99.1

Innovative Industrial Properties Reports Second Quarter 2021 Results

Investments and Portfolio Performance Drive Q2 Y-O-Y Growth of 101% in Total Revenues, 124% in Net Income and 104% in AFFO

SAN DIEGO, CA – August 4, 2021 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the regulated U.S. cannabis industry, announced today results for the quarter ended June 30, 2021.

Second Quarter 2021 and Subsequent Events Highlights

Financial Results and Financing Activity

•	Generated total revenues of approximately $48.9 million in the quarter, representing a 101% increase from the prior year’s second quarter.
•	Recorded net income attributable to common stockholders of approximately $29.0 million for the quarter, or $1.17 per diluted share, and adjusted funds from operations (AFFO) of approximately $43.0 million, or $1.64 per diluted share (Note: AFFO per diluted share for the period includes the dilutive impact of the assumed full exchange of IIP’s $143.75 million of exchangeable senior notes (the Exchangeable Senior Notes) for shares of common stock).
•	Paid a quarterly dividend of $1.40 per share on July 15, 2021 to common stockholders of record as of June 30, 2021, representing an approximately 32% increase over the second quarter 2020’s dividend.
•	Obtained an investment grade rating from a national rating agency and closed on a $300.0 million private placement of 5.50% unsecured senior notes due May 2026 (the Unsecured Senior Notes).

Investment Activity

•	From April 1, 2021 through today, made five acquisitions for properties located in Illinois, Massachusetts, Michigan and Pennsylvania; and executed three lease amendments to provide additional tenant improvements at properties located in Florida and Pennsylvania.
•	In these transactions, established new tenant relationships with Sozo Companies, Inc. and Temescal Wellness of Massachusetts, LLC, while expanding existing relationships with 4Front Ventures Corp., Green Peak Industries LLC (Skymint), Harvest Health & Recreation Inc., Jushi Holdings Inc. and Parallel.

Balance Sheet Highlights (at June 30, 2021)

•	Approximately $156.3 million in cash and cash equivalents and approximately $649.4 million in short-term investments, totaling approximately $805.7 million.
•	21% debt to total gross assets, with approximately $2.1 billion in total gross assets and no secured debt.

Portfolio Update and Investment Activity

IIP acquired the following properties and made the following additional funds available to tenants for improvements at IIP’s properties during the period from April 1, 2021 through today (dollars in thousands):

State	Closing Date	Rentable Sq. Ft.(1)	Purchase Price(2)	Additional Investment	Total Investment
Pennsylvania	April 1, 2021	40,000	N/A	30,000	30,000	(3)
Michigan	April 16, 2021	175,000	15,550	14,450	30,000	(4)
Pennsylvania	May 13, 2021	239,000	41,750	26,000	67,750	(5)
Michigan	May 14, 2021	85,000	10,250	5,750	16,000	(6)
Massachusetts	May 26, 2021	70,000	3,100	15,000	18,100	(7)
Florida	June 8, 2021	N/A	N/A	8,000	8,000	(8)
Florida	June 18, 2021	N/A	N/A	7,100	7,100	(9)
Illinois	August 3, 2021	250,000	6,500	43,750	50,250	(10)
	Totals	859,000	$77,150	$150,050	$227,200

(1)	Includes expected rentable square feet at completion of construction for certain properties.
(2)	Excludes transaction costs.
(3)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Pennsylvania properties by $30.0 million to a total of approximately $40.0 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. With this additional tenant improvement allowance, the tenant is expected to expand the facility by approximately 40,000 square feet and complete the buildout of the existing 89,000 square foot building.
(4)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $14.4 million.
(5)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $26.0 million.
(6)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $5.7 million.
(7)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $15.0 million.
(8)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Florida properties by $8.0 million to a total of $16.2 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.
(9)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Florida properties by $7.1 million to a total of approximately $17.9 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.
(10)	The tenant is expected to construct approximately 250,000 square feet of industrial space at the property, for which IIP agreed to provide reimbursement of up to approximately $43.8 million.

In addition, on June 25, 2021, IIP closed on a construction loan with a developer for the construction of a regulated cannabis cultivation and processing facility in California. IIP is expected to lend up to $18.5 million to the developer for the construction of an approximately 102,000 square foot building. Following completion of development of the property, IIP has an option to purchase the property, and may execute a negotiated lease with an affiliate of the developer or with another third party, if IIP determines to exercise its purchase option. The developer is required to complete construction by June 2022, subject to extension in certain circumstances, and the maturity date for the construction loan is December 25, 2022, with interest payable at maturity.

As of August 4, 2021, IIP owned 73 properties located in Arizona, California, Colorado, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania, Texas, Virginia and Washington, representing a total of approximately 6.8 million rentable square feet (including approximately 2.4 million rentable square feet under development/redevelopment), which were 100% leased with a weighted-average remaining lease term of approximately 16.7 years. As of August 4, 2021, IIP had invested approximately $1.3 billion across its portfolio and had committed an additional approximately $358.3 million to reimburse certain tenants and sellers for completion of construction and tenant improvements at IIP’s properties, excluding the $18.5 million construction loan from IIP to a developer for the development of a regulated cannabis cultivation and processing facility in California.

Financing Activity

In May 2021, IIP, through its operating partnership subsidiary (the Operating Partnership), obtained an investment grade rating from a national rating agency and subsequently issued $300 million aggregate principal amount of the Unsecured Senior Notes in a private placement. The Unsecured Senior Notes are the Operating Partnership’s general unsecured and unsubordinated obligations, are fully and unconditionally guaranteed by IIP and the Operating Partnership’s subsidiaries, and rank equally in right of payment with all of the Operating Partnership’s existing and future senior unsecured indebtedness, including its Exchangeable Senior Notes. The Unsecured Senior Notes are governed by an indenture, which includes certain covenants.

The sale of the Unsecured Senior Notes generated net proceeds of approximately $293 million, after deducting the initial purchasers’ discounts and commissions and offering expenses. The Unsecured Senior Notes bear interest at 5.50% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, until the maturity date of May 25, 2026. IIP intends to use the net proceeds from the offering to invest in specialized industrial real estate assets that support the regulated cannabis industry that are consistent with its investment strategy, and for general corporate purposes.

Financial Results

IIP generated total revenues of approximately $48.9 million for the three months ended June 30, 2021, compared to approximately $24.3 million for the same period in 2020, an increase of 101%. The increase was driven primarily by the acquisition and leasing of new properties, in addition to contractual rental escalations at certain properties. Total revenues for the three months ended June 30, 2021 included $625,000 in stipulated rent paid by the receivership at IIP’s Los Angeles, California property relating to rent owed by the receivership in 2020 (the receivership concluded and IIP re-leased the property in January 2021 to a subsidiary of Holistic Industries, Inc.). Total revenues for the three months ended June 30, 2020 included the drawdown of part of the security deposits totaling approximately $743,000 at certain properties leased by three tenants as part of the temporary rent deferral programs put in place last year at the onset of the COVID-19 pandemic. As of June 30, 2021, approximately $1.3 million of the deferred rents, property management fees and security deposits have been repaid.  The remaining total balance of approximately $1.2 million is scheduled for pro rata monthly payments and to be repaid in full by December 2021.

IIP generated total revenues of approximately $91.8 million for the six months ended June 30, 2021, compared to approximately $45.5 million for the same period in 2020, an increase of 102%. The increase was driven primarily by the acquisition and leasing of new properties, additional tenant improvement allowances and construction funding at existing properties resulting in adjustments to base rent, and contractual rental escalations at certain properties. Total revenues for the six months ended June 30, 2020 also included approximately $422,000 of tenant reimbursements, rent collected and associated lease penalties through the drawdown of the security deposit at IIP’s Los Angeles, California property, where the tenant was in receivership and defaulted on its lease obligations, and the drawdown of part of the security deposits totaling approximately $940,000 at certain properties as part of the temporary rent deferral programs with the three tenants described above.

For the three months ended June 30, 2021, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of approximately $29.0 million and $1.17, respectively; funds from operations (“FFO”) (diluted) and FFO per diluted share of approximately $40.7 million and $1.56, respectively; and AFFO and AFFO per diluted share of approximately $43.0 million and $1.64, respectively.

For the six months ended June 30, 2021, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of approximately $54.6 million and $2.22, respectively; FFO (diluted) and FFO per diluted share of approximately $77.0 million and $2.94, respectively; and AFFO and AFFO per diluted share of approximately $81.4 million and $3.11, respectively.

For the three and six months ended June 30, 2021, FFO (diluted), AFFO and FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock. As a result, for purposes of calculating FFO (diluted), cash and non-cash interest expense of the Exchangeable Senior Notes was added back to FFO, and the total diluted weighted-average common shares outstanding increased by 2,182,691 shares for both periods, which were the potentially issuable shares as if the Exchangeable Senior Notes were exchanged at the beginning of the respective periods. These adjustments applied only for the three and six months ended June 30, 2021. The Exchangeable Senior Notes were anti-dilutive for purposes of calculating earnings per diluted share for the three and six months ended June 30, 2020, and as such, were treated as anti-dilutive for purposes of calculating FFO, AFFO and FFO and AFFO per diluted share for those periods.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, August 5, 2021 to discuss IIP’s financial results and operations for the second quarter ended June 30, 2021.  The call will be open to all interested investors through a live audio webcast at the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com, or live by calling 1-877-328-5514 (domestic) or 1-412-902-6764 (international) and asking to be joined to the Innovative Industrial Properties, Inc. conference call. The complete webcast will be archived for 90 days on IIP’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Thursday, August 5, 2021 until 12:00 p.m. Pacific Time on Thursday, August 12, 2021, by calling 1-877-344-7529 (domestic), 855-669-9658 (Canada) or 1-412-317-0088 (international) and using access code 10158821.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
Assets	2021	2020
Real estate, at cost:
Land	$91,659	$75,660
Buildings and improvements	763,266	644,932
Tenant improvements	476,974	339,647
Construction in progress	3,835	—
Total real estate, at cost	1,335,734	1,060,239
Less accumulated depreciation	(58,875)	(40,195)
Net real estate held for investment	1,276,859	1,020,044
Construction loan	6,000	—
Cash and cash equivalents	156,314	126,006
Investments	649,352	619,275
Right of use office lease asset	866	980
Other assets, net	1,457	1,776
Total assets	$2,090,848	$1,768,081

Liabilities and stockholders’ equity
Exchangeable senior notes, net	$137,749	$136,693
Unsecured senior notes, net	293,438	—
Tenant improvements and construction funding payable	60,670	36,500
Accounts payable and accrued expenses	4,865	4,641
Dividends payable	33,922	30,065
Other liabilities	3,191	1,057
Rent received in advance and tenant security deposits	41,846	34,153
Total liabilities	575,681	243,109

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 23,928,304 and 23,936,928 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	24	24
Additional paid-in capital	1,559,908	1,559,059
Dividends in excess of earnings	(58,774)	(48,120)
Total stockholders’ equity	1,515,167	1,524,972
Total liabilities and stockholders’ equity	$2,090,848	$1,768,081

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF INCOME

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Rental (including tenant reimbursements)	$48,867	$24,346	$91,752	$45,476
Total revenues	48,867	24,346	91,752	45,476

Expenses:
Property expenses	482	414	1,252	1,014
General and administrative expense	5,604	3,010	11,204	6,356
Depreciation expense	9,841	6,746	18,680	11,653
Total expenses	15,927	10,170	31,136	19,023
Income from operations	32,940	14,176	60,616	26,453
Interest and other income	91	989	215	2,433
Interest expense	(3,692)	(1,855)	(5,565)	(3,704)
Net income	29,339	13,310	55,266	25,182
Preferred stock dividends	(338)	(338)	(676)	(676)
Net income attributable to common stockholders	$29,001	$12,972	$54,590	$24,506
Net income attributable to common stockholders per share:
Basic	$1.21	$0.73	$2.27	$1.46
Diluted	$1.17	$0.73	$2.22	$1.45
Weighted-average shares outstanding:
Basic	23,889,761	17,530,721	23,889,580	16,657,509
Diluted	26,168,682	17,644,829	26,166,494	16,771,460

Innovative Industrial Properties, Inc.

Condensed Consolidated FFO AND AFFO

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income attributable to common stockholders	$29,001	$12,972	$54,590	$24,506
Real estate depreciation	9,841	6,746	18,680	11,653
FFO attributable to common stockholders (basic)	38,842	19,718	73,270	36,159
Cash and non-cash interest expense on Exchangeable Senior Notes	1,879	—	3,752	—
FFO attributable to common stockholders (diluted)	40,721	19,718	77,022	36,159
Stock-based compensation	2,132	822	4,232	1,647
Non-cash interest expense	118	507	118	1,008
AFFO attributable to common stockholders	$42,971	$21,047	$81,372	$38,814
FFO per common share – basic	$1.63	$1.12	$3.07	$2.17
FFO per common share – diluted	$1.56	$1.12	$2.94	$2.16
AFFO per common share – basic	$1.74	$1.20	$3.29	$2.33
AFFO per common share – diluted	$1.64	$1.19	$3.11	$2.31
Weighted average common shares outstanding – basic	23,889,761	17,530,721	23,889,580	16,657,509
Restricted stock and RSUs	96,230	114,108	94,223	113,951
Dilutive effect of Exchangeable Senior Notes	2,182,691	—	2,182,691	—
Weighted average common shares outstanding – diluted	26,168,682	17,644,829	26,166,494	16,771,460

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be important supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. FFO and FFO per share are used by management to evaluate the REIT’s operating performance and these measures are the predominant measures used by the REIT industry and industry analysts to evaluate REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adding to FFO certain non-cash and infrequent or unpredictable expenses which may impact comparability, consisting of non-cash stock-based compensation expense and non-cash interest expense generally.

For the three and six months ended June 30, 2021, FFO (diluted), AFFO and FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock. As a result, for purposes of calculating FFO (diluted), cash and non-cash interest expense of the Exchangeable Senior Notes was added back to FFO, and the total diluted weighted-average common shares outstanding increased by 2,182,691 shares for both periods, which were the potentially issuable shares as if the Exchangeable Senior Notes were exchanged at the beginning of the respective periods. These adjustments applied only for the three and six months ended June 30, 2021. The Exchangeable Senior Notes were anti-dilutive for purposes of calculating earnings per diluted share for the three and six months ended June 30, 2020, and as such, were treated as anti-dilutive for purposes of calculating FFO, AFFO and FFO and AFFO per diluted share for the three and six months ended June 30, 2020.

IIP’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332